                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14(a)-12

                                    N2K INC.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                [N2K Inc. Logo]

                                                                  April 13, 1998

Dear Stockholder:

     You are cordially invited to attend the 1998 Annual Meeting of Stockholders of N2K Inc. ("N2K" or the "Company") to be held at 55 Broad Street, 4th Floor, New York, New York 10004 on May 7, 1998 at 10:00 a.m. Information about the meeting, the nominees for directors and the proposals to be considered is presented in the Notice of Annual Meeting and the Proxy Statement on the following pages.

     At the meeting, you will be asked (i) to elect seven directors to the Company's Board of Directors, each for a one-year term expiring at the 1999 Annual Meeting of Stockholders, (ii) to ratify the appointment of Arthur Andersen LLP as independent public accountants for the Company and (iii) to approve an amendment to the Company's 1996 Stock Option Plan. The Board of Directors has unanimously approved these proposals and we urge you to vote in favor of these proposals and such other matters as may be submitted to you for a vote at the meeting.

     Your participation in N2K's affairs is important, regardless of the number of shares you hold. To ensure your representation at the meeting, even if you anticipate attending in person, we urge you to mark, sign, date and return the enclosed proxy card promptly. If you attend, you will, of course, be entitled to vote in person.

     Thank you for your assistance in returning your proxy card promptly.

                                          Sincerely,

                                          Lawrence L. Rosen
                                          Chairman and Chief Executive Officer

                                [N2K Inc. Logo]

                 NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS

To The Stockholders of N2K Inc.:

     The 1998 Annual Meeting of Stockholders (the "Annual Meeting") of N2K Inc. (the "Company") will be held at 55 Broad Street, 4th Floor, New York, New York 10004 on May 7, 1998 at 10:00 a.m., for the following purposes:

          1. To elect seven directors to the Company's Board of Directors, each to hold office until their successors are elected at the 1999 Annual Meeting of Stockholders;

          2. To ratify the appointment of Arthur Andersen LLP as independent public accountants for the Company;

          3. To approve an amendment to the 1996 Stock Option Plan in order to increase from 1,650,000 to 2,150,000 the number of shares of Common Stock reserved for issuance thereunder; and

          4. To transact such other business as may properly come before the meeting and any adjournment thereof.

     A proxy statement with respect to the Annual Meeting accompanies and forms a part of this Notice. The Annual Report of the Company for the fiscal year ended December 31, 1997 also accompanies this Notice.

     The Board of Directors has fixed the close of business on April 8, 1998 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

                                          By Order of the Board of Directors,

                                          Bruce Johnson
                                          Secretary

New York, New York
April 13, 1998

                             YOUR VOTE IS IMPORTANT

               PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD
           AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR
                  NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING.

                                    N2K INC.
                                55 BROAD STREET
                                   26TH FLOOR
                            NEW YORK, NEW YORK 10004
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board of Directors") of N2K Inc., a Delaware corporation ("N2K" or the "Company"), of proxies to be voted at the 1998 Annual Meeting of Stockholders on May 7, 1998 (the "Annual Meeting"). This Proxy Statement, the accompanying proxy card and Annual Report to Stockholders are first being mailed to stockholders on or about April 13, 1998.

VOTING SECURITIES

     The Board of Directors has fixed the close of business on April 8, 1998 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, the Company had outstanding 12,162,129 shares of Common Stock, par value $.001 per share (the "Common Stock"). Holders of Common Stock are entitled to notice of and to one vote per share of Common Stock owned as of the Record Date at the Annual Meeting.

PROXIES

     Lawrence L. Rosen, Jonathan V. Diamond and Bruce Johnson, the persons named as proxies on the proxy card accompanying this Proxy Statement, were selected by the Board of Directors of the Company to serve in such capacity. Mr. Rosen is Chairman of the Board of Directors and Chief Executive Officer, Mr. Diamond is Vice Chairman and Mr. Johnson is Senior Vice President and Chief Financial Officer. Each stockholder giving a proxy has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt by the Secretary of the Company of either (i) an instrument revoking the proxy or (ii) a duly executed proxy bearing a later date. Additionally, a stockholder may change or revoke a previously executed proxy by voting in person at the Annual Meeting.

VOTING OF PROXIES

     Since many N2K stockholders are unable to attend the Company's Annual Meeting, the Board of Directors solicits proxies to give each stockholder an opportunity to vote on all matters scheduled to come before the meeting and set forth in this Proxy Statement. Stockholders are urged to read carefully the material in this Proxy Statement, specify their choice on each matter by marking the appropriate boxes on the enclosed proxy card, and sign, date and return the card in the enclosed stamped envelope.

     If no choice is specified and the card is properly signed and returned, the shares will be voted by the persons named as proxies in accordance with the recommendations of the Board of Directors contained in this Proxy Statement.

QUORUM; METHOD OF TABULATION

     The holders of a majority of the Common Stock issued and outstanding and entitled to vote at the Annual Meeting, if represented in person or by proxy, will constitute a quorum at the Annual Meeting. Under applicable law and the Company's Certificate of Incorporation and By-Laws, and assuming that a quorum is present, in the election of directors, the persons elected will be the persons receiving the greatest number of votes, up to the number of directors to be elected, of the stockholders present in person or by proxy and entitled to vote thereon; provided that no stockholder shall be allowed to cumulate his votes. At the Annual

Meeting, assuming the presence of a quorum, the vote of a majority in interest of the stockholders present in person or by proxy and entitled to vote thereon is required to (i) ratify the appointment of Arthur Andersen LLP as the independent public accountants of the Company's financial statements for the fiscal year ending December 31, 1998 and (ii) approve the amendment to the 1996 Stock Option Plan in order to increase from 1,650,000 to 2,150,000 the number of shares of Common Stock reserved for issuance thereunder.

     One or more inspectors of election appointed for the meeting will tabulate the votes cast in person or by proxy at the Annual Meeting and will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     A Board of seven directors will be elected at the Annual Meeting. All directors hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. The Company's By-laws authorize the Board of Directors from time to time to determine the number of its members which shall be no less than three nor more than eleven. Vacancies in unexpired terms and any additional positions created by board action may be filled by action of the existing Board of Directors.

     The nominees for whom the enclosed proxy is intended to be voted are set forth below. It is contemplated that all nominees will be available for election, but if one or more is not, the proxy will be voted in accordance with the best judgment of the proxyholder for such person or persons as may be designated by the Board of Directors unless the stockholder has directed otherwise.

NOMINEES FOR ELECTION AS DIRECTORS

     Lawrence L. Rosen (age 57) has served as Chairman of the Board of Directors since February 13, 1996, when N2K Inc., a New York corporation ("New York N2K"), merged into Telebase Systems, Inc. ("Telebase") (a predecessor to the Company) which then changed its name to N2K Inc. (the "Merger"). Mr. Rosen has also served as Chief Executive Officer of the Company since the Merger. From June 1995 until the Merger, Mr. Rosen was Co-Chairman of New York N2K. Previously, Mr. Rosen and Mr. Grusin formed Grusin/Rosen Productions in 1976 to produce artists' recordings for major record labels. Between 1978 and 1982, Mr. Rosen served as producer, recording engineer and as President of Arista/GRP Records under a global label distribution agreement with Arista Records. In 1982, Mr. Rosen co-founded GRP as an independent label with Mr. Grusin, and it became one of the first record labels to digitally produce music titles from concept through finished recording in CD format, with Mr. Rosen as its Co-President. In 1990, GRP was acquired by MCA Inc. and Mr. Rosen served until 1995 as President and Chief Executive Officer of GRP, which was operated as a division of the MCA Music Entertainment Group. Mr. Rosen has served as a member of the Board of Governors of the New York Chapter of the National Association of Recording Arts and Sciences, is a member of the Grammy Screening Committee and serves on the Board of the National Foundation for the Advancement of the Arts. Mr. Rosen attended the Manhattan School of Music. In 1997, Mr. Rosen was named Entrepreneur of the Year by Ernst & Young LLP in the Entertainment and New Media category.

     Jonathan V. Diamond (age 38) has served as Vice Chairman and a director of the Company since the Merger. From June 1995 to the Merger, Mr. Diamond served as Co-Chairman of New York N2K. Mr. Diamond was an investor in and director of Telebase from September 1994 to the Merger. Mr. Diamond founded and was Chairman, from 1991 to 1995, of the J. Diamond Group, a holding company which acquired and launched six media and entertainment companies in the U.S. and the U.K., including Vermilion Films, which produced the feature film, Let Him Have It. From 1984 to 1990, Mr. Diamond served as a director and Executive Vice President of GRP, where he was responsible for its business and financial strategy. Prior to his association with GRP, Mr. Diamond founded Diamond Investments, his own investment firm, which acquired or launched companies in the media, entertainment and broadcasting areas. Mr. Diamond currently serves on the Board of Directors of The Alliance for Downtown New York and The Lower Manhattan Cultural Council, and is a member of the Corporate Council of the Whitney Museum and co-founder of the Whitney Museum's New Media Committee. Mr. Diamond serves as the Chairman of Opus 118, an inner city music education program in Harlem. Mr. Diamond holds a B.A. in Economics and Music from the Honors College of the University of Michigan and an M.B.A. from Columbia University's Graduate School of Business.

     Robert David Grusin (age 63) has served as Vice Chairman and a director of the Company since the Merger. From June 1995 to the Merger, Mr. Grusin served as a director of New York N2K. In 1976, Mr. Grusin and Mr. Rosen formed Grusin/Rosen Productions to produce artist recordings for major record labels, which led to a production agreement with Arista in 1978. In 1982, Mr. Grusin and Mr. Rosen founded GRP as an independent record company with Mr. Grusin as Co-President. In 1990, GRP was acquired by MCA Inc. and Mr. Grusin served as Executive Vice President of GRP, which became a division of the MCA Music Entertainment Group, until 1995. Mr. Grusin, a composer, producer and musician, is the recipient of ten Grammy Awards and one Academy Award. Mr. Grusin serves on the College of Music Advisory Board at the University of Colorado, and has received honorary doctorates from both Berkelee College of Music and the University of Colorado.

     James E. Coane (age 57) has served as President, Chief Operating Officer and a director of the Company since the Merger. From April 1987 to the Merger, Mr. Coane served as President and Chief Executive Officer of the Company and as Chairman of the Board of Directors from 1993 until the Merger. Previously, from 1984 to 1987, Mr. Coane served as President and Chief Operating Officer of Morris Decision Systems, Inc., a marketer and supplier of microcomputers and related peripherals. Mr. Coane serves on the Board of Directors of the Information Industry Association, the Ben Franklin Technology Council and The Council of Growing Companies. Mr. Coane is a Phi Beta Kappa graduate of Duke University with an A.B. in Economics and Business Administration.

     Bruce Johnson (age 47) has served as Secretary, Treasurer, Vice President and Chief Financial Officer of the Company since 1988 and as Senior Vice President since January 1998. Mr. Johnson has served as a director since January 1997. Mr. Johnson has sixteen years of previous experience in public accounting and financial management with positions at Arthur Andersen & Co., Marriott Corp. and SEI Corp. Mr. Johnson holds a degree in Accounting from St. Joseph's University and an M.B.A. in Finance from Drexel University and is a Certified Public Accountant.

     Robert C. Harris, Jr. (age 51) has served as a director of the Company since February 1996. Mr. Harris is a Senior Managing Director of Bear, Stearns & Co. Inc. From 1989 to October 1997, he was a co-founder and Managing Director of Unterberg Harris. From 1984 to 1989, he was a General Partner, Managing Director and Director of Alex. Brown & Sons Incorporated. From 1979 to 1984, he was a Partner of Robertson Stephens & Company. Mr. Harris is a Director of Mobile Data Solutions Inc. and a number of private companies. Mr. Harris is a graduate of the University of California at Berkeley, where he received B.S. and M.B.A. degrees.

     Susanne Harrison (age 53) has served as a director of the Company since 1993. Ms. Harrison has been General Partner of the high technology venture capital funds, Poly Ventures, Limited Partnership and Poly Ventures II, Limited Partnership, since 1989 and 1991, respectively. Prior to joining Poly Ventures, Ms. Harrison was Vice President for Technology Investment Banking at Steinberg and Lyman Inc. from 1983 to 1987. From 1977 to 1982, she held various management positions at Symbol Technologies, Inc., a supplier of bar-code laser scanners and portable terminals. Ms. Harrison serves as a director of several privately held high technology portfolio companies, as well as a Director of the Long Island Venture Group. Ms. Harrison holds a B.A. from Hunter College, an M.A. from the State University of New York and an M.B.A. from Adelphi University.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

  Board Meetings

     In fiscal year 1997, there were eleven (11) meetings of the Board of Directors (including regularly scheduled and special meetings). During fiscal year 1997, Robert David Grusin participated in fewer than 75% of the aggregate number of meetings of the Board of Directors and the committees thereof on which he served.

  Committees of the Board of Directors

     The Committees of the Board of Directors consist of the Audit, Compensation and Stock Option Committees. The Board of Directors does not have a Nominating Committee. Information concerning the committees is set forth below.

     Among other functions, the Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by the Company's independent auditors, reviews the Company's financial statements and reviews and evaluates the Company's internal control functions. During fiscal 1997, the Audit Committee met once. The Audit Committee consists of Mr. Harris and Ms. Harrison.

     The Compensation Committee determines executive compensation and makes recommendations to the Board of Directors concerning salaries and incentive compensation for employees and consultants of the Company. During fiscal 1997, the Compensation Committee met four (4) times. The Compensation Committee consists of Messrs. Harris and Rosen and Ms. Harrison.

     The Stock Option Committee administers the Company's stock option and stock purchase plans in accordance with the terms and conditions set forth therein. During fiscal 1997, the Stock Option Committee met three (3) times. The Stock Option Committee consists of Mr. Harris and Ms. Harrison.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Harris, Ms. Harrison and Mr. Rosen served as members of the Company's Compensation Committee during fiscal year 1997. Other than Mr. Rosen, who served as the Company's Chairman and Chief Executive Officer during 1997, no committee member is or has been an officer or employee of the Company. Mr. Rosen serves only as a non-voting member of the Compensation Committee.

  Director Compensation

     All directors are reimbursed for expenses incurred in connection with their attendance at meetings of the Board of Directors and non-employee directors currently receive a fee of $250 per meeting for their service on the Board of Directors or any committee thereof. The Company also has a Directors' Stock Option Plan pursuant to which each member of the Board of Directors who is not an employee of the Company who is elected or continues as a member of the Board of Directors is entitled to receive annually options to purchase 12,500 shares of Common Stock at an exercise price equal to fair market value; provided, however, that no director may receive under the Directors' Stock Option Plan options to purchase an aggregate of more than 125,000 shares of Common Stock. The Stock Option Committee of the Board of Directors administers the Directors' Stock Option Plan; however, it cannot direct the number, timing or price of options granted to eligible recipients thereunder. The Company does not pay any additional remuneration to officers of the Company for serving as directors.

EXECUTIVE OFFICERS WHO ARE NOT NOMINEES

     Set forth below is a summary of the background and business experience of the executive officers of the Company who are not nominees for director.

     Philip Ramone (age 59) has served as President, N2K Encoded Music, since October 1996. From 1973 to 1996, Mr. Ramone was President of Phil Ramone, Inc., a company he formed to produce artist recordings for major record labels. Mr. Ramone has received eight grammy awards and produced numerous platinum and

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

gold albums and singles. Mr. Ramone attended the Julliard School of Music and has received an honorary doctorate from Berkelee College of Music.

     Jerold L. Rosen (age 29) has served as President, On-line Entertainment since January 1998. From the Merger to January 1998, Mr. Rosen served as Senior Vice President and General Manager, On-line Entertainment. From June 1995 to the Merger, Mr. Rosen served as President of New York N2K. From 1988 to 1992, Mr. Rosen served in various capacities at GRP, including serving as head of its music licensing department. Mr. Rosen holds a B.A. in Political Economics from Tulane University and a M.B.A. in Finance from Rutgers University. Jerold Rosen is the son of Lawrence L. Rosen.

     Arthur S. Weiner (age 54) has served as General Counsel and Senior Vice President, Corporate Development since November 1997. Before joining the Company, he provided outside legal services to N2K for approximately two years through his own law office. From 1986 to 1995, he was General Counsel and Vice President of Legal & Business Affairs for GRP Records. Mr. Weiner holds a B.A. in Political Science from Hunter College and a J.D. degree from the Benjamin Cardozo School of Law.

               PROPOSAL 2 -- APPOINTMENT OF INDEPENDENT AUDITORS

     The Audit Committee recommended and the Board of Directors approved the appointment of Arthur Andersen LLP as independent public accountants for fiscal 1998, subject to stockholder ratification. The Audit Committee, in arriving at its recommendation to the Board, reviewed the performance of Arthur Andersen LLP in prior years as well as the firm's reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with Arthur Andersen LLP in these respects.

     Arthur Andersen LLP has served as the Company's independent public accountants since 1988. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have the opportunity to make such statements as they may desire. They are also expected to be available to respond to appropriate questions from the stockholders present.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.

         PROPOSAL 3 -- APPROVAL OF AMENDMENT TO 1996 STOCK OPTION PLAN

     At the March 26, 1998 meeting of the Board of Directors, the Board approved an amendment to the Company's 1996 Stock Option Plan (the "1996 Option Plan"), subject to stockholder approval at the Annual Meeting. The amendment would increase the maximum number of shares of Common Stock reserved for issuance under the 1996 Option Plan from 1,650,000 to 2,150,000. The Board of Directors approved this amendment in order to allow the Company to continue to provide long-term incentives to directors, executives and other key employees of the Company and its subsidiaries.

     The primary features of the 1996 Option Plan are summarized below. The summary is qualified by, and subject to, the full text of the 1996 Option Plan, as proposed to be amended, a copy of which is attached as Exhibit A and should be referred to for a complete statement of the terms of the 1996 Option Plan.

                                  PLAN SUMMARY

ADMINISTRATION AND OPERATION OF THE PLAN

     The 1996 Option Plan is administered by the Stock Option Committee of the Board of Directors (the "Committee"). Subject to the limitations set forth in the 1996 Option Plan, the Committee has the sole and complete authority to select participants, grant options to participants, impose restrictions and conditions upon each option, modify or amend the terms of each outstanding option, reduce the exercise price per share of unexercised options, accelerate or defer the exercise price per share of any outstanding option and make all other determinations and take all other actions necessary for the administration of the Plan. The Committee may amend or modify the terms of any option agreement in any manner to the extent that it would have had the authority initially to grant an option with such amended terms; provided, that no such amendment or modification shall impair the rights of any participant under any outstanding option without the consent of such participant.

ELIGIBILITY

     Directors, executives and other key employees of the Company and its subsidiaries are eligible to be granted options under the 1996 Option Plan. Participants under the 1996 Option Plan are selected from time to time by the Committee from among those eligible persons.

NUMBER OF SHARES AVAILABLE

     The maximum number of shares initially reserved for issuance under the 1996 Option Plan was 1,650,000 shares. As of February 28, 1998, a total of 1,484,748 options for shares of Common Stock were outstanding under the 1996 Option Plan. Providing that the proposed amendment to the 1996 Option Plan is approved by stockholders, the aggregate number of shares of Common Stock reserved for issuance upon exercise of options granted under the 1996 Option Plan will be increased to and shall not exceed 2,150,000 shares.

     If any options are not exercised prior to their expiration or are cancelled, terminated or forfeited without the issuance of Common Stock thereunder, such shares will no longer be charged against such maximum share limitation and may again be made subject to grant under the 1996 Option Plan. In the event of certain corporate reorganizations, recapitalizations or other specified corporate transactions affecting the Common Stock of the Company, proportionate adjustments may be made to the number of shares available for grant and to the number of shares and price of outstanding options made before the event.

STOCK OPTIONS

     Options granted under the 1996 Option Plan may be either incentive stock options which are intended to satisfy the requirements of Section 422 of the Internal Revenue Code, or options that do not qualify as incentive stock options. Generally, options granted under the 1996 Option Plan vest ratably over a four-year period on each anniversary of the date of grant. At the Committee's discretion, however, options may be made exercisable at any other time or upon the occurrence of certain events or the achievement of certain conditions or performance goals. Options granted under the 1996 Option Plan are exercisable for a period not to exceed ten years from the date of grant, except that upon a participant's termination of employment for any reason, all vested options shall expire ninety (90) days following such termination date and any nonvested options shall be immediately forfeited. Pursuant to the terms of the 1996 Option Plan, the exercise price of all incentive stock options and nonqualified stock options granted under the Plan shall not be less than the fair market value of the Common Stock at the time of grant. In the event of a "change of control" of the Company (as defined in the 1996 Option Plan) or the termination of a participant's employment other than for cause, death, disability or voluntary departure, the Committee may provide that unvested stock options previously granted shall be immediately exercisable and that such options, if not exercised by a prescribed date, shall terminate.

TERMINATION OF EMPLOYMENT

     If a participant's employment with the Company or a subsidiary terminates by reason of death, disability, retirement, voluntary or involuntary termination or otherwise, such participant's option grants shall be exercisable to the extent determined by the Committee.

AMENDMENT OR TERMINATION OF THE PLAN

     The Board of Directors may amend the 1996 Option Plan at any time, except that stockholder approval is required for certain amendments to the extent it is required by law, agreement or the rules of any exchange upon which the Common Stock is listed.

FISCAL 1997 OPTION GRANTS

     An aggregate of 826,194 stock options were granted during fiscal 1997 to Company employees. During fiscal 1997, each individual serving as the Company's Chief Executive Officer during the last fiscal year and each executive officer whose total annual salary and bonus exceeded $100,000 during such period (collectively, the "Named Executives") received the number of stock options set forth following his or her name: Lawrence L. Rosen (166,666), Jonathan V. Diamond (166,666), James E. Coane (50,000), Phil Ramone (0), and Bruce Johnson (37,500). See "Executive Compensation -- Option Grants in Last Fiscal Year." As of March 31, 1998, the closing price of a share of Common Stock on the Nasdaq National Market was $29.88 per share.

BASIC FEDERAL TAX CONSEQUENCES

     The following is a general description of the current federal income tax consequences to participants and the Company relating to options that may be granted under the 1996 Option Plan. This discussion does not purport to cover all tax consequences relating to options.

     The grant of a stock option under the 1996 Option Plan will not generally result in taxable income for the participant, nor in a deductible compensation expense for the Company, at the time of grant. The participant will have no taxable income upon exercising an incentive stock option (except that the alternative minimum tax may apply), and the Company will receive no deduction when an incentive stock option is exercised. Upon exercising a nonqualified stock option, the participant will recognize ordinary income in the amount by which the fair market value of the Common Stock on the date of exercise exceeds the exercise price, and the Company will generally be entitled to a corresponding deduction. The treatment of a participant's disposition of shares of Common Stock acquired upon the exercise of an option is dependent upon the length of time the shares have been held and on whether such shares were acquired by exercising an incentive stock option or a nonqualified stock option. Generally, there will be no tax consequence to the Company in connection with the disposition of shares acquired under an option except that the Company may be entitled to a deduction in the case of a disposition of shares acquired upon exercise of an incentive stock option before the applicable incentive stock option holding period has been satisfied.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE 1996 STOCK OPTION PLAN.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The table below sets forth, as of February 28, 1998, certain information regarding beneficial ownership of Common Stock held by (i) each person known by the Company to own beneficially more than five percent of the outstanding Common Stock, (ii) each of the Company's directors and director nominees, (iii) each of the Named Executives and (iv) all directors and executive officers of the Company as a group. Each individual or entity named has sole investment and voting power with respect to shares of Common Stock beneficially owned by him, except where otherwise noted.

                                                              BENEFICIAL OWNERSHIP
                                                              --------------------
                            NAME                              NUMBER(1)    PERCENT
                            ----                              ---------    -------
EXECUTIVE OFFICERS AND DIRECTORS
Jonathan V. Diamond(2)......................................  1,035,449      8.4%
Lawrence L. Rosen(3)........................................    958,323      7.7
Robert David Grusin(4)......................................    939,093      7.6
Susanne Harrison(5).........................................    598,067      4.9
Jerold L. Rosen(6)..........................................    150,097      1.2
James E. Coane(7)...........................................    152,737      1.3
Robert C. Harris, Jr.(8)....................................     71,875        *
Bruce Johnson(9)............................................     61,740        *
Philip Ramone(10)...........................................     36,839        *
Arthur S. Weiner(11)........................................      2,500        *
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (10
  PERSONS):.................................................  4,006,720     30.8
OTHER PRINCIPAL STOCKHOLDERS:
Poly Ventures II, Limited Partnership(5)....................    585,567      4.8
  901 Route 110
  Farmingdale, NY 11735

---------------
  * Indicates beneficial ownership of less than 1.0% of the outstanding shares of Common Stock.

 (1) Calculated pursuant to Rule 13d-3(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by any other person listed. As of February 28, 1998, the Company had 12,156,850 shares of Common Stock outstanding.

 (2) Represents 799,526 shares of Common Stock and exercisable options to purchase 235,923 shares of Common Stock.

 (3) Represents 536,150 shares of Common Stock and 187,500 shares of Common Stock held by the Lawrence L. Rosen Family Trust, and exercisable options to purchase 234,673 shares of Common Stock. Mr. Rosen disclaims beneficial ownership of the shares of Common Stock held by the Lawrence L. Rosen Family Trust.

 (4) Represents 704,420 shares of Common Stock and exercisable options to purchase 234,673 shares of Common Stock.

 (5) Represents exercisable options to purchase 1,250 shares of Common Stock and 584,317 shares of Common Stock owned by Poly Ventures II, Limited Partnership of which Ms. Harrison is a general partner and options to purchase 12,500 shares of Common Stock owned by Ms. Harrison. Ms. Harrison disclaims beneficial ownership of all shares owned by Poly Ventures II, Limited Partnership.

 (6) Represents 142,597 shares of Common Stock and exercisable options to purchase 7,500 shares of Common Stock.

 (7) Represents 75,000 shares of Common Stock and 25,000 shares of Common Stock owned by JoAnn Coane, Mr. Coane's spouse, and exercisable options to purchase 52,737 shares of Common Stock.

 (8) Represents 59,375 shares of Common Stock and exercisable options to purchase 12,500 shares of Common Stock.

 (9) Represents 34,275 shares of Common Stock and exercisable options to purchase 27,465 shares of Common Stock.

(10) Represents exercisable options to purchase 36,839 shares of Common Stock.

(11) Represents 2,500 shares of Common Stock.

EXECUTIVE COMPENSATION

     The following table sets forth a summary of certain information regarding compensation paid or accrued by the Company during 1996 and 1997 to each of the Named Executives. The current positions of the Named Executives are also included in the table.

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM COMPENSATION
                                                                     ----------------------------
                                          ANNUAL COMPENSATION         SECURITIES
                                      ---------------------------     UNDERLYING      ALL OTHER
    NAME AND PRINCIPAL POSITION       YEAR     SALARY      BONUS     OPTIONS/SARS    COMPENSATION
    ---------------------------       ----    --------    -------    ------------    ------------
Lawrence L. Rosen(1)................  1996    $175,000    $50,000      220,274         $10,062(4)
  Chairman of the Board of Directors  1997     100,000     25,000      166,666           6,752(4)
  and Chief Executive Officer
Jonathan V. Diamond(2)..............  1996     175,000     50,000      220,274          11,031(5)
  Vice Chairman                       1997     100,000     25,000      166,666           6,695(5)
James E. Coane......................  1996     171,695         --       31,250          12,100(6)
  President and Chief Operating
     Officer                          1997     175,000         --       50,000          12,100(6)
Phil Ramone(3)......................  1996      93,750         --       73,677              --
  President, N2K Encoded Music        1997     470,833         --           --          15,100(7)
Bruce Johnson.......................  1996     114,375         --       12,500           2,059(8)
  Senior Vice President and Chief     1997     132,167         --       37,500           2,364(8)
  Financial Officer

---------------
(1) On February 13, 1996, Mr. Rosen entered into an employment agreement with the Company which provides for an annual base salary of $200,000 and a guaranteed bonus of $50,000 for fiscal year 1997. See "-- Employment Agreements." As of July 1, 1997, Mr. Rosen agreed not to receive compensation from the Company (in the form of either salary or bonus) through the end of fiscal year 1997.

(2) On February 13, 1996, Mr. Diamond entered into an employment agreement with the Company which provides for an annual base salary of $200,000 and a guaranteed bonus of $50,000 for fiscal year 1997. See "-- Employment Agreements." As of July 1, 1997, Mr. Diamond agreed not to receive compensation from the Company (in the form of either salary or bonus) through the end of fiscal year 1997.

(3) On October 15, 1996, Mr. Ramone entered into an employment agreement with the Company which provides for an annual base salary of $450,000 from the period October 15, 1996 to October 14, 1997 and $550,000 from the period October 15, 1997 to October 14, 1998. See "-- Employment Agreements."

(4) Represents a car allowance of $8,400 and $4,800 in 1996 and 1997, respectively, and Company matching contributions under its 401(k) Matched Savings Plan of $1,662 and $1,952 in 1996 and 1997, respectively.

(5) Represents a car allowance of $8,400 and $4,800 in 1996 and 1997, respectively, and Company matching contributions under its 401(k) Matched Savings Plan of $2,631 and $1,895 in 1996 and 1997, respectively.

(6) Represents a car lease valued at $9,250 in both 1996 and 1997 and Company matching contributions under its 401(k) Matched Savings Plan of $2,850 in both 1996 and 1997.

(7) Represents a car lease valued at $12,250 and Company matching contributions under its 401(k) Matched Savings Plan of $2,850.

(8) Represents Company matching contributions under its 401(k) Matched Savings Plan in 1996 and 1997.

OPTIONS GRANTS IN LAST FISCAL YEAR

     The following table summarizes certain information with respect to Company stock options granted to the Named Executives during the fiscal year ended December 31, 1997.

                                                 INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE VALUE
                            -----------------------------------------------------------     AT ASSUMED ANNUAL RATES
                            NUMBER OF    PERCENT OF TOTAL                                       OF STOCK PRICE
                            SECURITIES   OPTIONS GRANTED                                    APPRECIATION FOR OPTION
                            UNDERLYING   TO EMPLOYEES IN    EXERCISE                                TERM(3)
                             OPTIONS       FISCAL YEAR        PRICE                       ---------------------------
           NAME              GRANTED           1997         PER SHARE   EXPIRATION DATE       5%             10%
           ----             ----------   ----------------   ---------   ---------------   -----------   -------------
Lawrence L. Rosen.........    21,052(1)         2.5%         $20.90       10/16/2007       $276,623      $  701,242
                              37,281(1)         4.4           19.00       10/16/2007        445,508       1,128,869
                             108,333(2)        12.7           12.00        7/30/2004        528,665       1,232,830
Jonathan V. Diamond.......    21,052(1)         2.5           20.90       10/16/2007        276,623         701,242
                              37,281(1)         4.4           19.00       10/16/2007        445,508       1,128,869
                             108,333(2)        12.7           12.00        7/30/2004        528,665       1,232,830
James E. Coane............    50,000(1)         5.9           19.00       10/16/2007        597,500       1,514,000
Phil Ramone...............        --             --              --               --             --              --
Bruce Johnson.............    37,500(1)         4.4           19.00       10/16/2007        448,125       1,135,500

---------------
(1) Stock options reported were granted pursuant to the 1996 Stock Option Plan at exercise prices equal to at least the fair market value of the Common Stock at the time of grant. The options vest ratably over a four-year period on each anniversary of the date of grant and have a ten-year term.

(2) Stock options reported were granted at exercise prices equal to the fair market value of the Common Stock at the time of grant. This fair market value determination was based upon transactions relating to the purchase of the Company's preferred stock by third parties on or near the grant date. The options automatically vest on the date of grant and have a seven-year term. These options were not granted under any of the Company's plans.

(3) This column shows the hypothetical gains on the options granted based on assumed annual compound stock appreciation rates of 5% and 10% over the full ten-year or seven-year term of the option. The assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table shows the number of shares covered by both exercisable and unexercisable stock options as of fiscal year-end, and the values for exercisable and unexercisable options.

                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                  SHARES                       OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                 ACQUIRED                   DECEMBER 31, 1997           DECEMBER 31, 1997(1)
                                    ON       VALUE     ---------------------------   ---------------------------
             NAME                EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             ----                --------   --------   -----------   -------------   -----------   -------------
Lawrence L. Rosen..............       --    $     --     163,402        223,538       $903,532      $1,857,473
Jonathan V. Diamond............       --          --     164,652        223,538        918,563       1,857,473
James E. Coane.................  100,000     800,000      44,925         85,937        519,491         412,461
Phil Ramone....................       --          --      36,839         36,838         96,701          96,701
Bruce Johnson..................   33,750     270,000      24,340         56,250        284,123         216,094

---------------
(1) Based on the difference between $14.63, the fair market value of the Common Stock on December 31, 1997, and the option exercise price for each above-stated option. The above valuation may not reflect the actual value of unexercised options as the value of unexercised options will fluctuate with market activity.

EMPLOYMENT AGREEMENTS

     On February 13, 1996, the Company entered into employment agreements with Lawrence L. Rosen, Jonathan V. Diamond and Robert David Grusin (the "Rosen Employment Agreement," the "Diamond Employment Agreement" and the "Grusin Employment Agreement," respectively) to provide for service in the capacities of Chairman and Chief Executive Officer, Vice Chairman and Vice Chairman, respectively, and base salaries of $200,000, $200,000 and $100,000, respectively, which salaries may be increased as determined by the Compensation Committee of the Board of Directors. Each of the Rosen Employment Agreement and the Diamond Employment Agreement provides for payment of an annual bonus of not less than $50,000, until such time as such executive's base salary is at least $250,000. The Grusin Employment Agreement provides for an annual bonus in an amount to be determined by the Board of Directors.

     In connection with the Rosen Employment Agreement, Diamond Employment Agreement and Grusin Employment Agreement, the Company also agreed to grant incentive stock options to each of the executives to purchase 125,000 shares of Common Stock and additional nonqualified options to purchase 95,274 shares of Common Stock at an exercise price of $3.20 per share (or such higher exercise price as may be required under Section 422 of the Internal Revenue Code), which vest ratably over a four-year period.

     Each of the Rosen Employment Agreement, Diamond Employment Agreement and Grusin Employment Agreement is for a two-year term, but absent notice of termination by either the Company or the executive, shall be automatically renewed for consecutive one-year periods. If the Company terminates any of such executive's employment other than for "cause" or due to "disability" or there occurs a "change in control" (each as defined in the Rosen Employment Agreement, the Diamond Employment Agreement and the Grusin Employment Agreement), such executive will generally be entitled to (i) eighteen months severance plus an amount equal to his average annual bonus over the prior three years (or such lesser number of years if employed for less than three years) multiplied by 1.5, and paid out, at the election of such executive, in a lump sum or in equal installments over the 18 months following termination, and (ii) the immediate vesting of any unexercised stock options. In accordance with the Rosen Employment Agreement, Diamond Employment Agreement and Grusin Employment Agreement, each executive has agreed not to disclose any of the Company's confidential information and not to compete with the Company for an eighteen-month period following termination of his employment with the Company.

     On May 1, 1987, the Company entered into an employment agreement with Mr. Coane (as amended, the "Coane Employment Agreement") that provides for a base salary of $115,000 until September 30, 1987, and a base salary of $125,000 thereafter, subject to salary increases or other compensation at the discretion of the Board of Directors. The Company also granted, and Mr. Coane exercised in May 1997, an option to purchase

100,000 shares of Common Stock of the Company at an exercise price of $3.20 per share. Pursuant to the terms of the Coane Employment Agreement, Mr. Coane agreed to serve as President and Chief Executive Officer, pursuant to election or appointment to those positions, and to perform such other duties as shall be assigned to him during the continuance of such agreement. The Coane Employment Agreement was for an initial term of three years, but absent notice of termination by either the Company or Mr. Coane, the agreement shall be automatically renewed for consecutive one-year periods. If the Company terminates Mr. Coane's employment other than for "cause" or due to "disability" or there occurs a "change in control" (each as defined in the Coane Employment Agreement), Mr. Coane shall be entitled to severance for eighteen months. In accordance with the Coane Employment Agreement, Mr. Coane has agreed not to compete with the Company during the term of his employment or for any period during which he receives severance pay or acts, pursuant to the agreement, as a consultant to the Company.

     On February 8, 1988, the Company entered into an employment agreement with Bruce Johnson (the "Johnson Employment Agreement") that provides for a base salary of $75,000, participation in a bonus plan and salary increases or other compensation at the discretion of the Board of Directors. The Company also granted, and Mr. Johnson exercised in May 1997, an option to purchase 31,250 shares of Common Stock of the Company at an exercise price of $3.20 per share. Pursuant to the terms of the Johnson Employment Agreement, Mr. Johnson agreed to serve as Vice President and Chief Financial Officer, pursuant to election or appointment to those positions, and to perform such other duties as shall be assigned to him during the continuance of such agreement. The Johnson Employment Agreement was for an initial term of three years, but absent notice of termination by either the Company or Mr. Johnson, the agreement shall be automatically renewed for consecutive one-year periods. If the Company terminates Mr. Johnson's employment other than for "cause" or due to "disability," or there occurs a "change in control" (each as defined in the Johnson Employment Agreement), Mr. Johnson shall be entitled to severance for twelve months. In accordance with the terms of the Johnson Employment Agreement, Mr. Johnson has agreed not to compete with the Company during the term of his employment or for any period during which he receives severance pay or acts, pursuant to the agreement, as a consultant to the Company.

     On October 15, 1996, the Company entered into an employment agreement with Phil Ramone (the "Ramone Employment Agreement") to provide for his service as President of N2K Encoded Music. The initial term of the Ramone Employment Agreement is three years (the "Initial Term"), with an option for an additional two-year period at the Company's discretion (the "Option Period"). The Ramone Employment Agreement provides for a base salary of $450,000 for the first year, increasing to $550,000 for the remainder of the Initial Term. If Mr. Ramone's employment continues after the Initial Term, he will receive $650,000 for the first year of the Option Period, with the salary for the second year to be negotiated in good faith upon commencement of the Option Period. Notwithstanding the foregoing, in the event that the Company and Mr. Ramone are unable to agree on the amount of Mr. Ramone's annual salary during the Option Period after 30 days' good faith negotiations, then the Company's option will be treated as if it had not been exercised. The Ramone Employment Agreement also provides for (a) a one-time $100,000 bonus payable on October 1, 1997 in the form of a loan from the Company, the principal and the interest on which will be forgiven (assuming no termination for cause) over a 12 month period beginning on October 1, 1998 and (b) an annual performance bonus in the amount of (i) $50,000 if the gross revenues of N2K Encoded Music are at least $8 million but not in excess of $10 million during such fiscal year or (ii) $100,000 if such gross revenues exceed $10 million during such fiscal year. As of February 28, 1998, the $100,000 one-time bonus has not yet been paid. The Ramone Employment Agreement also provides that Mr. Ramone is entitled to 10% of the after-tax net profit attributable to N2K Encoded Music's operations in any fiscal year, including participation in the proceeds of a sale of N2K Encoded Music as if he were a 5% (during the Initial Term) or a 7.5% (during the Option Period) equity owner of N2K Encoded Music. Mr. Ramone was granted qualified and nonqualified options under the terms of the Ramone Employment Agreement to purchase 73,677 shares of Common Stock at $12.00 per share. Such options expire on October 15, 2002, but not later than one year from the date Mr. Ramone's employment with the Company terminates. One quarter of Mr. Ramone's options vested at the beginning of his employment on October 15, 1996, with the balance to vest ratably over a three-year period. Should Mr. Ramone's employment with the Company be terminated, the Company at its option may repurchase any or all shares of Common Stock issued to Mr. Ramone upon his exercise of any of his options held by him on the date of such termination at fair market value (or, if such termination is for cause, at the price paid by Mr. Ramone for such shares). The Company may elect to pay for these shares in three equal annual installments by delivery of a promissory note with an interest rate of 8% per annum.

     The Company has loaned Mr. Ramone $100,000 pursuant to the Ramone Employment Agreement. The promissory note related to this loan (the "Ramone Note") is due on October 1, 2000 and is interest-free unless an event of default (as defined therein) occurs, in which case the interest rate shall become 15% until such default is cured. The terms of the Ramone Note give the Company the right to deduct and withhold certain compensation owed by the Company to Mr. Ramone under either of the Ramone Employment Agreement or the Producer's Agreement (as defined below).

     Simultaneously with the execution of the Ramone Employment Agreement, the Company also entered into a Music Producer's Agreement (the "Producer's Agreement") with Mr. Ramone (through a personal corporation) providing for the recording and production of master recordings of one or more of the Company's recording artists. The term of the Producer's Agreement is coextensive with the term of the Ramone Employment Agreement. Pursuant to the terms of the Producer's Agreement, Mr. Ramone will receive a percentage of royalties based on agreed upon formulas. No payments under the Producer's Agreement shall be made to Mr. Ramone until such time that the Ramone Note has been repaid.

INDEMNIFICATION AGREEMENTS

     The Company entered into Indemnification Agreements with each of its directors, Named Executives and with certain other executive officers whereby the Company agreed, subject to certain limitations, to indemnify and hold harmless each indemnitee from liabilities incurred as a result of such indemnitee's status as a director or officer of the Company.

CERTAIN TRANSACTIONS

  Stock Purchases

     In February 1996, as consideration for all of the outstanding shares of common stock of New York N2K in the Merger, the shareholders of New York N2K received shares of the Company. The shareholders of New York N2K at the time of the Merger included Lawrence L. Rosen, Jonathan V. Diamond, Robert David Grusin and Jerold L. Rosen. Each of these individuals received the number of shares of Common Stock set forth immediately following his or her name: Lawrence L. Rosen (488,598); Jonathan V. Diamond (488,598); Robert David Grusin (488,598); and Jerold L. Rosen (134,785). Also in February 1996, entities affiliated with Robert C. Harris, Jr. and Susanne Harrison, directors of the Company, and Messrs. Diamond, Grusin, L. Rosen and J. Rosen purchased an aggregate of 762,500 shares of Common Stock at a purchase price of $3.20 per share. Each of these individuals (and/or their affiliated entities) purchased the number of shares of Common Stock set forth immediately following his or her name: Robert C. Harris, Jr. (129,687); Susanne Harrison (125,000); Lawrence L. Rosen (164,063); Jonathan
V. Diamond (179,688); Robert David Grusin (156,250); and Jerold Rosen (7,812). In May 1996, Mr. Harris purchased an additional 31,250 shares of Common Stock at a purchase price per share of $3.20.

     In April 1997, Lawrence L. Rosen, Jonathan V. Diamond and Robert David Grusin, directors and executive officers of the Company, purchased an aggregate of 83,331 shares of Common Stock. The purchase price per share of Common Stock was $12.00. Each of these individuals purchased the number of shares of Common Stock set forth immediately following his name: Lawrence L. Rosen (27,777); Jonathan V. Diamond (27,777); and Robert David Grusin (27,777).

  Management Notes

     In July 1997, the Company issued $1.75 million aggregate principal amount of Management Notes to Lawrence L. Rosen, Jonathan V. Diamond and Robert David Grusin, each of whom loaned the Company $583,333. The Management Notes, including interest, were converted into 95,354 shares of Common Stock at $19.00 per share. In consideration for these loans, the Company issued warrants to purchase an aggregate of

48,609 shares of Common Stock, representing warrants to purchase 16,203 shares to each of Messrs. Rosen, Diamond and Grusin. The warrants are exercisable at a price of $12.00 per share and expire in July 2004.

  Option Grants to Insiders

     The Company has granted options to purchase shares of Common Stock to certain of its executive officers and directors. See "Executive Compensation," "Option Grants in Last Fiscal Year," "Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values" and "Employment Agreements."

  Future Interested Transactions

     The Board of Directors has adopted a policy to provide that future transactions between the Company and its officers, directors and other affiliates must (i) be approved by a majority of the members of the Board of Directors and by a majority of the disinterested members of the Board of Directors, (ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and (iii) be for bona fide business purposes only.

  Compensation Committee Report on Executive Compensation

     Compensation of the Company's executives is subject to review and approval by the Compensation Committee (the "Compensation Committee") of the Company's Board of Directors. The Compensation Committee consists of two outside directors, Robert C. Harris, Jr. (Chairman) and Susanne Harrison, and the Chairman and Chief Executive Officer of the Company (Lawrence L. Rosen).

     Compensation Philosophy

     In determining executive compensation policies, the Compensation Committee has four primary objectives:

          (1) to attract, motivate and retain key executive talent;

          (2) to balance the flexibility to reward individuals' skills with the need to structure compensation for defined roles;

          (3) to ensure that executive compensation is competitive with that of other leading companies in related fields; and

          (4) to provide incentives to achieve corporate objectives, thereby contributing to the overall goal of enhancing stockholder value.

     The Compensation Committee's compensation policies discussed below are designed to achieve the foregoing objectives. The Compensation Committee expects to continuously review and refine the Company's compensation practices as necessary to respond to a changing business environment.

     In order to evaluate and establish appropriate compensation practices, the Company consults multiple sources of information. The Compensation Committee uses data from benchmark companies within the Internet commerce and music retail industries to assess the Company's performance and compensation levels. Benchmark companies are selected according to, among other factors, the comparability of their operations, product lines, revenues and markets served. The Compensation Committee seeks to set its executive compensation levels competitively with the benchmark companies, to the extent such targets are consistent with the Compensation Committee's objectives.

  Elements of Executive Compensation

     The Company's executive compensation program has three components: (1) annual cash compensation in the form of base salary and incentive bonus payments, (2) long-term incentive compensation in the form of stock options granted under the Company's 1996 Stock Option Plan and (3) other compensation and employee benefits generally available to all employees of the Company, such as health insurance. Annual cash compensation is primarily designed to reward current performance. Long-term incentives and other compensation and employee benefits are primarily designed to create performance incentives over the long term for executive officers and employees.

     Base Salary. The base salary for each executive officer is set at a level deemed sufficient to attract and retain qualified executive officers. The Compensation Committee has generally determined target base salaries according to the average base salaries paid by benchmark Internet commerce and retail music companies. Aggregate base salary increases are intended to maintain compensation levels that are in line with leading companies in related fields, while individual base salary increases are set to reflect individual performance levels. The base salaries of certain executive officers are subject to minimums set forth in individual employment agreements.

     Long-Term Incentives. The grant of stock options is the Company's current method for providing long-term incentive compensation to its employees. The Compensation Committee believes that the use of stock options attracts and retains qualified personnel for positions of substantial responsibility and also serves to motivate its executive officers to promote the success of the Company's business and maximize stockholder value.

     Compensation of Chief Executive Officer

     The Compensation Committee based the fiscal year 1997 Chief Executive Officer compensation on the policies described above.

     Lawrence L. Rosen served as Chairman of the Board of Directors and Chief Executive Officer of the Company throughout the fiscal year. During fiscal 1997, Mr. Rosen received a total of $125,000 for his services, which reflects Mr. Rosen's decision to forgo salary and bonus for the period from July 1, 1997 through December 31, 1997.

     Tax Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code disallows corporate deductibility for certain compensation paid in excess of $1 million to the Company's Chief Executive Officer and to each of the four other most highly paid executive officers of publicly-held companies. "Performance-based compensation," as defined in Section 162(m), is not subject to the deductibility limitation provided certain stockholder approval and other requirements are met. The Company believes that the stock options granted in fiscal 1997 and prior years satisfied the requirements of federal tax law and thus compensation recognized in connection with such awards should be fully deductible. It is the Company's intention to maximize the deductibility of compensation paid to its officers, to the extent consistent with the best interests of the Company. During fiscal 1997, the Company did not exceed the $1 million deductibility cap with respect to any officer covered by Section 162(m).

                                          COMPENSATION COMMITTEE,

                                          Robert C. Harris, Jr. (Chairman)
                                          Susanne Harrison
                                          Lawrence L. Rosen

     Notwithstanding any statement to the contrary in any of the Company's previous or future filings with the Securities and Exchange Commission, the Report of the Compensation Committee and the accompanying Performance Graph shall not be deemed to be incorporated by reference as a result of any general incorporation by reference of this Proxy Statement or any part thereof into any such filings.

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the Company's cumulative total stockholder return on its Common Stock since October 17, 1997, the date the Common Stock began trading on the NASDAQ National Market through December 31, 1997 (as measured by dividing the difference between the Company's share price at the beginning and the end of the measurement period by the share price at the beginning of the measurement period) with (i) the cumulative total return of the NASDAQ Stock Market Index of U.S. Companies and (ii) the cumulative total return of the Hambrecht & Quist Internet Index.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*

                                                          NASDAQ STOCK         HAMBRECHT &
        MEASUREMENT PERIOD                               MARKET INDEX OF     QUIST INTERNET
      (FISCAL YEAR COVERED)             N2K INC.         U.S. COMPANIES           INDEX
10/17/97                                    100                 100                 100
10/31/97                                 108.51               95.54                  94
11/30/97                                  80.41               95.98               93.89
12/31/97                                  60.31               94.24              100.88

---------------
* Assumes that the value of an investment in the Company's Common Stock, the NASDAQ Stock Market Index of U.S. Companies and the Hambrecht & Quist Internet Index was $100 on October 17, 1997 and that all dividends were reinvested.

                                 OTHER MATTERS

     The Board of Directors of the Company knows of no matters to be presented at the Annual Meeting other than those described in this Proxy Statement. In the event that other business properly comes before the meeting, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

PROXY SOLICITATION EXPENSE

     The cost of the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company, without receiving any additional compensation, may solicit proxies personally or by telephone or facsimile. The Company has retained American Stock Transfer & Trust Company to request brokerage houses, banks and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares and will reimburse them for their expenses in doing so. The Company does not anticipate that the costs and expenses incurred in connection with this proxy solicitation will exceed those normally expended for a proxy solicitation for those matters to be voted on in the Annual Meeting.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who beneficially own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Such directors, executive officers and greater than 10% stockholders are required by SEC regulation to furnish to the Company copies of all Section 16(a) forms they file.

     The Company believes that during fiscal year 1997, all Section 16(a) filing requirements were satisfied on a timely basis, except the number of late reports noted for the following individuals: Jonathan V. Diamond (1-covering 1 transaction); Lawrence L. Rosen (1-covering 1 transaction); Robert David Gursin (1-covering 1 transaction) and Arthur S. Weiner (1-covering 1 transaction).

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

     The proxy rules adopted by the SEC provide that certain stockholder proposals must be included in the proxy statement for the Company's Annual Meeting. For a proposal to be considered for inclusion in the Company's proxy materials for the Company's 1999 Annual Meeting of Stockholders, it must be received in writing by the Company on or before December 17, 1998 at its principal office, 55 Broad Street, 26th Floor, New York, New York 10004,
Attention: Secretary.

     The Company's Annual Report to Stockholders, including the Company's audited financial statements for the year ended December 31, 1997, is being mailed herewith to all stockholders of record on the Record Date.

                                          By Order of the Board of Directors,

                                          Bruce Johnson
                                          Secretary

New York, New York
April 13, 1998

Each stockholder, whether or not he or she expects to be present in person at the Annual Meeting, is requested to MARK, SIGN, DATE and RETURN THE ENCLOSED PROXY CARD in the accompanying envelope as promptly as possible. A stockholder may revoke his or her proxy at any time prior to voting.

                                                                       EXHIBIT A

                                    N2K INC.

                             1996 STOCK OPTION PLAN
                (AS AMENDED AND RESTATED EFFECTIVE MAY 7, 1998)

                                   ARTICLE I

                                PURPOSE OF PLAN

     The N2K Inc. Amended and Restated 1996 Stock Option Plan (the "Plan") is adopted by the Board of Directors and stockholders of N2K Inc., a Delaware corporation (the "Company"), effective as of May 7, 1998. The Plan is intended to advance the best interests of the Company by providing directors, executives and other key employees of the Company or any Subsidiary who have substantial responsibility for the management and growth of the Company or any Subsidiary with additional incentives by allowing such directors, executives and other key employees to acquire an ownership interest in the Company. The Plan represents a continuation of the 1996 Stock Option Plan of Telebase Systems, Inc., a predecessor of the Company. All stock options granted under the Plan prior to May 7, 1998 shall remain subject to the terms and conditions of the Plan as in effect on the date of grant of such options.

                                   ARTICLE II

                                  DEFINITIONS

     For purposes of the Plan, except as otherwise provided in the applicable Option Agreement, the following terms have the indicated meanings:

     "BOARD" means the Board of Directors of the Company.

     "CAUSE," unless otherwise determined by the Committee, means (i) a Participant's action or failure to act which (a) would materially adversely affect the reputation, operations or financial condition of the Company or any of its Subsidiaries; (ii) a willful failure by the Participant to perform such Participant's duties, except as a result of the Disability or death of the Participant; or (iii) a Participant's theft, embezzlement, perpetration of fraud, or misappropriation of any tangible or intangible assets or property of the Company or any of its Subsidiaries or attempted theft, embezzlement, perpetration of fraud, or misappropriation of any tangible or intangible assets or property of the Company or any of its Subsidiaries.

     "CHANGE OF CONTROL" of the Company shall mean the occurrence of one of the following events: (i) an event of a nature that would be required to be reported in response to Item l(a) of the current report on Form 8-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934; (ii) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the incumbent Board shall be, for purposes of this clause (ii), considered as though he were a member of the Incumbent Board; (iii) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Company or similar transaction occurs in which the Company is not the resulting entity;
(iv) a proxy statement shall be distributed soliciting proxies from stockholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company with one or more corporations, as a result of which the outstanding shares of the class of securities then subject to such plan or transaction are exchanged for or converted into cash or property or securities not issued by the Company; (v) a tender offer is made for 20% or more of the voting securities of the Company then outstanding; or (vi) a sale of all or substantially all (more than 50%) of the assets of the Company in a single transaction or a series of related transactions.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "COMMITTEE" means the Stock Option Committee or such other committee of the Board as the Board may designate to administer the Plan or, if for any reason the Board has not designated such a committee or acts in place of such a Committee, the Board. The Committee, if other than the Board, shall be comprised of three or more directors as appointed from time to time by the Board.

     "COMMON STOCK" means the authorized but unissued Common Stock, par value $.001 per share, of the Company.

     "COMPANY" has the meaning ascribed thereto in the first paragraph hereof.

     "DISABILITY" shall mean permanent and total disability, as defined in
Section 22(e) of the Code.

     "FAIR MARKET VALUE" per share on any given date means the last reported sales price of the Common Stock on the NASDAQ National Market on the date as of which fair market value is to be determined or, in the absence of any reported sales of Common Stock on such date, on the first preceding date on which any such sale shall have been reported. If at any time the Common Stock is not listed on the NASDAQ National Market, the Fair Market Value per share shall be determined by the Committee in good faith based on such factors as the members thereof, in the exercise of their business judgment, consider relevant.

     "INCENTIVE STOCK OPTION" shall mean any Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code or any successor provision.

     "OPTION AGREEMENT" has the meaning ascribed thereto in Section 5.1.

     "OPTIONS" has the meaning ascribed thereto in Article IV.

     "PARTICIPANT" means any director (including any non-employee director), executive or other key employee of the Company or any Subsidiary who has been selected to participate in the Plan by the Committee.

     "PLAN" has the meaning ascribed thereto in the first paragraph hereof.

     "SUBSIDIARY" means any subsidiary corporation (as such term is defined in Section 424(f) of the Code) of the Company, whether now existing or hereafter created.

                                  ARTICLE III

                                 ADMINISTRATION

     The Plan shall be administered by the Committee. Subject to the limitations of the Plan, the Committee shall have the sole and complete authority to: (i) select Participants, (ii) grant options to Participants in such forms and amounts as it shall determine, (iii) impose such limitations, restrictions and conditions upon each option as it shall deem appropriate (which need not be identical), including but not limited to the vesting schedule for each Option granted, and modify or amend the terms of each outstanding Option (subject to the provisions of Section 6.6 hereof), (iv) interpret the Plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan, (v) correct any defect or omission or reconcile any inconsistency in the Plan or in any options granted under the Plan, (vi) reduce the exercise price per share of outstanding and unexercised options, (vii) accelerate or defer the exercise price per share of any outstanding Option, (viii) authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an option previously granted by the Committee, and (ix) make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan. The Committee's determinations on matters within its authority shall be final, conclusive and binding upon the Participants, the Company and all other persons. All expenses associated with the administration of the Plan shall be borne by the Company. The Committee may, as approved by the Board and to the extent permissible by law, delegate any of its authority hereunder to such persons or entities as it deems appropriate.

                                   ARTICLE IV

                         LIMITATION ON AGGREGATE SHARES

     The number of shares of Common Stock with respect to which stock purchase options ("OPTIONS") may be granted under the Plan shall not exceed, in the aggregate, 2,150,000 subject to adjustment in accordance with Section 6.3. To the extent any Options expire unexercised or are cancelled, terminated or forfeited in any manner without the issuance of Common Stock thereunder, such shares shall again be available under the Plan. The shares of Common Stock available under the Plan may consist of authorized and unissued shares, treasury shares or a combination thereof, as the Committee shall determine.

                                   ARTICLE V

                                     AWARDS

     5.1 Grant of Options. The Committee may grant Options to Participants from time to time in accordance with this Article V. Each Option granted hereunder to a Participant shall be embodied in a written Option Agreement (the "OPTION AGREEMENT") which shall be signed by the Participant and by a duly authorized officer of the Company for and in the name and on behalf of the Company and shall be subject to the terms and conditions prescribed herein and to any other terms and conditions which the Committee shall deem necessary and desirable in its sole discretion. Options granted under the Plan may be nonqualified stock options or Incentive Stock Options as specified by the Committee. The exercise price per share of Common Stock under each Option shall be fixed by the Committee at the time of grant of the Option and shall equal at least 100% of the Fair Market Value of a share of Common Stock on the date of grant. Options shall be exercisable at such time or times as the Committee shall determine; provided, however, that to the extent that the aggregate Fair Market Value of the Common Stock (determined as of the date of Option grant) with respect to which Incentive Stock Options (but not nonqualified options) are exercisable for the first time by a Participant during any calendar year (under all stock option plans of the Company, any Subsidiary or any parent corporation) shall exceed $100,000 or such higher amount as may be permitted from time to time under the Code, such Options shall be treated as nonqualified stock options. The Committee shall determine the exercise period for each Option, which period shall not exceed ten years from the date of grant of the Option. In addition, no Options shall be granted hereunder after the tenth anniversary of the adoption of the Plan.

     5.2 Exercise Procedure. Options shall be exercisable to the Company (to the attention of the Company's Secretary) accompanied by payment in full of the applicable exercise price in cash, certified check, bank draft or money order or such other method as the Committee may agree. The Committee, in its sole discretion, and subject to such conditioning as the Committee may determine, may permit the exercise of an Option by delivery of a promissory note.

     5.3 Exchange of Previously Acquired Stock. The Committee, in its sole discretion and subject to such conditions as the Committee may determine, may permit the exercise price for the shares being acquired upon the exercise of an Option to be paid, in full or in part, by the delivery to the Company of a number of shares of Common Stock bearing an aggregate Fair Market Value as of the date of exercise equal to part or all of such exercise price.

     5.4 Withholding Tax Requirements. It shall be a condition of the exercise of any Option that the Participant exercising the Option make appropriate payment or other provision acceptable to the Company with respect to any withholding tax requirement arising from such exercise. The amount of withholding tax required, if any, with respect to any Option exercise (the "WITHHOLDING AMOUNT"), shall be determined by the Treasurer or other appropriate officer of the Company, and the Participant shall furnish such information and make such representations as such officer requires to make such determination. If the Company determines that withholding tax is required with respect to any Option exercise, the Company shall notify the Participant of the Withholding Amount, and the Participant shall pay to the Company an amount not less than the Withholding Amount. In lieu of making such payment, the Participant may elect to pay the Withholding Amount by either (i) surrendering to the Company a number of shares of Common Stock having an aggregate Fair Market Value as of the "measurement date" (as defined below) not less than the Withholding Amount or (ii) directing the Company to withhold (and not to deliver or issue to the Participant) a number of shares of Common Stock otherwise issuable upon the exercise of the Option having an aggregate Fair Market Value as of the measurement date not less than the Withholding Amount. In addition, if the Committee approves, a Participant may elect, pursuant to the immediately preceding sentence, to deliver or direct the withholding of shares of Common Stock having an aggregate Fair Market Value in excess of the minimum Withholding Amount but not in excess of the Participant's tax liability in connection with the Option exercised based on the highest applicable marginal combined federal income and state income tax rate, as estimated in good faith by such Participant. Any fractional share interests resulting from the delivery or withholding of shares of Common Stock to meet withholding tax requirements shall be settled in cash. All amounts paid to or withheld by the Company and the value of all shares of Common Stock delivered to or withheld by the Company pursuant to this Section 5.4 shall be deposited in accordance with applicable law by the Company as withholding tax for the Participant's account. If the Treasurer or other appropriate officer of the Company determines that no withholding tax is required with respect to the exercise of any Option (because such Option is an Incentive Stock Option or otherwise), but subsequently it is determined that the exercise resulted in taxable income as to which withholding is required (as a result of a disposition of shares or otherwise), the Participant shall promptly, upon being notified of the withholding requirement, pay to the Company by means acceptable to the Company the amount required to be withheld; and at its election the Company may condition any transfer of shares issued upon exercise of an Incentive Stock Option upon receipt of such payment. The term "MEASUREMENT DATE" as used in this
Section 5.4 shall mean the date on which any taxable income resulting from the exercise of an option is determined under applicable federal income tax law.

     5.5 Conditions and Limitations on Exercise. At the sole discretion of the Committee, Options may be made exercisable, in one or more installments, upon
(i) the happening of certain events, (ii) the passage of a specified period of time, (iii) the fulfillment of certain conditions and/or (iv) the achievement by the Company or a Subsidiary, as the case may be, of certain performance goals. Unless the Committee specifies otherwise in the Option Agreement, every Option granted pursuant to this Plan will vest and become exercisable with respect to 25% of the Common Stock issuable upon exercise thereof (rounded to the nearest whole share) on each of the first, second and third anniversaries of the date of grant and the remainder shall vest on the fourth anniversary of the date of grant. In the event of a Change of Control the Company or, in the event of termination of a Participant's employment other than for Cause, death, Disability or voluntary quitting, the Committee may provide, in its sole discretion, that the outstanding Options under the Plan, which have not yet vested, shall become immediately exercisable and that any outstanding Options which are immediately exercisable shall terminate, if not exercised as of the date of the Change of Control of the Company or any other designated date, or that such Options shall thereafter represent only the right to receive the excess of the consideration per share of Common Stock offered in such Change of Control of the Company over the exercise price of such Options.

     5.6  Expiration of Options.

     (a) Normal Expiration. In no event shall any part of any Option be exercisable after the stated date of expiration thereof.

     (b) Early Expiration Upon Termination of Employment. Except as otherwise provided in the applicable Option Agreement, upon termination for any reason of a Participant's employment with the Company and its Subsidiaries, all Options or portions thereof held by such Participant that are not vested and exercisable on the date of such termination shall expire and be forfeited as of such date and all vested Options held by such Participant shall expire to the extent not theretofore exercised on the ninetieth (90th) day (one year if termination is caused by the Participant's death or Disability) following the date of such termination.

                                   ARTICLE VI

                               GENERAL PROVISIONS

     6.1 Listing, Registration and Legal Compliance. If at any time the Committee determines, in its discretion, that the listing, registration or qualification of the shares subject to Options upon any securities exchange or under any state or federal securities or other law or regulation, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition to or in connection with the granting of Options or the purchase or issuance of shares thereunder, no Options may be granted or exercised, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. The holders of such Options will supply the Company with such certificates, representations and information as the Company shall request and shall otherwise cooperate with the Company in obtaining such listing, registration, qualification, consent or approval. If the Company, as part of an offering of securities or otherwise, finds it desirable because of federal or state regulatory requirements to reduce the period during which any Options may be exercised, the Committee may, in its discretion and without the Participant's consent, so reduce such period on not less than 15 days' written notice to the holders thereof.

     6.2 Options not Transferable. Options may not be transferred other than by will or the laws of descent and distribution and, during the lifetime of the Participant to whom they were granted, may be exercised only by such Participant (or his or her legal guardian or legal representative). In the event of the death of a Participant, exercise of Options granted hereunder to such Participant which are vested as of the date of death may be made only by the executor or administrator of such Participant's estate or the person or persons to whom such Participant's rights under the Options pass by will or the laws of descent and distribution.

     6.3 Adjustments. In the event of a reorganization, recapitalization, stock dividend or stock split, or combination or other change in the shares of Common Stock, the Board or the Committee shall, in order to prevent the dilution or enlargement of rights under the Plan or outstanding Options, adjust the number and type of shares as to which Options may be granted under the Plan, the number and type of shares covered by outstanding Options, the exercise prices specified therein and other provisions of this Plan which specify a number of shares, all as such Board or Committee determines to be appropriate and equitable.

     6.4 Rights of Participants. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant's employment at any time (with or without Cause), or confer upon any Participant any right to continue in the employ of the Company or any Subsidiary for any period of time or to continue to receive such Participant's current (or other) rate of compensation. No employee shall have a right to be selected as a Participant or, having been so selected, to be selected again as a Participant.

     6.5 Amendment, Suspension and Termination of Plan. The Board or the Committee may suspend or terminate the Plan or any portion thereof at any time and may amend it from time to time in such respects as the Board or the Committee may deem advisable; provided, however, that no such amendment shall be made without stockholder approval to the extent such approval is required by law, agreement or the rules of any exchange upon which the Common Stock is listed, and no such amendment, suspension or termination shall impair the rights of Participants under outstanding Options without the consent of the Participants affected thereby, except as otherwise provided herein. No Options shall be granted hereunder after the tenth anniversary of the approval of the Plan by the stockholders of the Company.

     6.6 Amendment of Outstanding Options. The Committee may amend or modify the terms of any Option Agreement in any manner to the extent that the Committee would have the authority under the Plan initially to grant an option with such amended terms; provided that, except as expressly contemplated elsewhere herein or in the Option Agreement, no such amendment or modification shall impair the rights of any Participant under any outstanding Option without the consent of such Participant.

     6.7 Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee, the members of the Committee shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted under the Plan, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding; provided, however, that any such Committee member shall be entitled to the indemnification rights set forth in this Section 6.7 only if such member has acted in good faith and in a manner that such member reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful, and further provided that, upon the institution of any such action, suit or proceeding, a Committee member shall give the Company written notice thereof and an opportunity to handle and defend the same before such Committee member undertakes to handle and defend it on his own behalf.

                                    N2K INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 ANNUAL MEETING OF STOCKHOLDERS -- MAY 7, 1998

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints Lawrence L. Rosen, Jonathan V. Diamond and Bruce Johnson, and each of them, as proxies of the undersigned, each with full power to act without the other and with full power of substitution and re-substitution, to vote all the shares of Common Stock of N2K Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 7, 1998, at 10:00 a.m. (local time), and at any postponements or adjournments thereof, with all the powers the undersigned would have if personally present, as follows:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING ITEMS:

(1) To elect to the Board of Directors the following nominees for the term indicated in the Proxy Statement.

FOR all nominees listed below                                         WITHHOLD AUTHORITY
(except as marked to the contrary below)  [ ]                         to vote for all nominees listed below  [ ]

Lawrence L. Rosen
Jonathan V. Diamond
Robert David Grusin
James E. Coane
Bruce Johnson
Robert C. Harris, Jr.
Susanne Harrison

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

--------------------------------------------------------------------------------

                  (continued, and to be signed, on other side)

                          (continued from other side)

(2) Ratification of the appointment by the Board of Directors of Arthur Andersen LLP as independent public accountants for fiscal 1998.

 [ ] FOR              [ ] AGAINST               [ ] ABSTAIN

(3) Approve an amendment to the 1996 Stock Option Plan in order to increase from 1,650,000 to 2,150,000 the number of shares of Common Stock reserved for issuance thereunder.

  [ ] FOR               [ ] AGAINST                [ ] ABSTAIN

   In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting, all in accordance with the accompanying Notice and Proxy Statement, receipt of which is hereby acknowledged.

    IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES REPRESENTED THEREBY WILL BE VOTED. IF A CHOICE IS SPECIFIED BY THE STOCKHOLDER, THE SHARES WILL BE VOTED ACCORDINGLY. IF NOT OTHERWISE SPECIFIED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3.

                           DATED:                                              ,
                                                                            1998

                                       ------------------------------------

                                            ------------------------------------

                                            ------------------------------------

                                               Sign exactly as name appears
                                           hereon. When signing in a
                                           representative capacity, please give
                                           full title. Joint owners (if any)
                                           should each sign.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS